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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Six Flags Entertainment Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-131831, 333-139200, 333-167215, 333-168632, 333-170584, and 333-59249) on Forms S-3 and S-8 of Six Flags Entertainment Corporation of our reports dated March 10, 2011, with respect to the consolidated balance sheets of Six Flags Entertainment Corporation and subsidiaries (the Company) as of December 31, 2010 (Successor Company) and 2009 (Predecessor Company), and the related consolidated statements of operations, stockholders' equity (deficit) and other comprehensive income (loss), and cash flows for the eight months ended December 31, 2010 (Successor Company), the four months ended April 30, 2010 (Predecessor Company) and for each of the years in the two-year period ended December 31, 2009 (Predecessor Company), and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Six Flags Entertainment Corporation.

        Our report dated March 10, 2011 includes an explanatory paragraph that refers to the Company's adoption of the guidance for fresh-start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of April 30, 2010. Accordingly, the Company's consolidated financial statements prior to April 30, 2010 are not comparable to its consolidated financial statements for periods after April 30, 2010.

        Our audit report on the consolidated financial statements refers to the Company changing its method of evaluating variable interest entities as of January 1, 2010, changing its method of accounting for convertible debt that may be settled in cash as of January 1, 2009, and changing its method of measuring fair value as of January 1, 2008, due to the adoption of new accounting pronouncements issued by the Financial Accounting Standards Board.

KPMG LLP

Dallas, Texas
March 10, 2011

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm